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                                                                    Exhibit 99.1

WESTPOINT
 STEVENS

Contact: Lorraine Miller, CFA
         Senior Vice President - Investor Relations
         404.760.7180


                                  NEWS RELEASE


                     WPS BOARD APPROVES EIGHT-POINT PROGRAM
                       AND ANNOUNCES RESTRUCTURING CHARGE


WEST POINT, GA (June 28, 2000) --- WestPoint Stevens Inc (NYSE: WXS) (www.westpointstevens.com) announced today that the Company's Board of Directors has approved its projected new EIGHT-POINT PROGRAM, created to be the guiding discipline in insuring the Company's outstanding performance in a global economy. Additionally, the Board approved a $195 million pre-tax restructuring charge ($125 million net of taxes) to cover the cost of implementing the program in the second, third and fourth quarters of 2000. Approximately $147 million of the charge relates to non-cash items, with $48 million in cash charges. The Company anticipates savings of $5 million in 2000, $15 million in 2001 and an annualized rate of $29 million thereafter.

"Historically, our Company has always adjusted its course and made the necessary changes the market demands to keep the Company strong and enhance shareholder value," said WPS Chairman and Chief Executive Officer Holcombe T. Green Jr. "As we continue positioning WestPoint Stevens to be the best in our industry, we must maintain a flexible strategy. When the business environment calls for a different game plan, we will pursue it."

The EIGHT-POINT PROGRAM is designed to provide dynamic flexibility within a strong framework of clear, measurable goals. The eight points are:

1) RATIONALIZE MANUFACTURING: WestPoint Stevens will conduct an intensified evaluation of its manufacturing process flow and capacity and how they relate to market demand. This should enable the Company to best rationalize manufacturing in bath products, sheeting and basic bedding areas and create a more flexible manufacturing environment. The $125 million net restructuring charge will allow WestPoint Stevens to consolidate manufacturing operations in an arrangement that will reduce costs and enable more efficient production.

2) REDUCE OVERHEAD: Just as the Company will evaluate and rationalize manufacturing operations, it will also consolidate internal support and administrative functions wherever possible and examine advantages of outsourcing
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3) INCREASE GLOBAL SOURCING: In every product category, the Company will explore whether the greatest value to shareholders can be generated by manufacturing the item or sourcing it. The ability to source products will enable WestPoint
Stevens to achieve sales growth while limiting its demand on capital. The
Company views sourcing as a complement to its domestic manufacturing that will allow its facilities to achieve maximum efficiency.

4) IMPROVE INVENTORY UTILIZATION: The inventory goal is 100 days on hand. This will be achieved by following best practices and reducing capacity to be in line with sales, as well as development of a service strategy and preserving capital for growth opportunities.

5) ENHANCE SUPPLY CHAIN AND LOGISTICS: Recognizing that proactive customer service solidifies relationships with retail partners and protects the Company from imports, WestPoint Stevens will strongly focus on state-of-the-art supply chain and logistics. One of the Company's great strengths is its diversified customer base, with a strong presence in all channels of distribution.

6) EXPAND BRANDS: Each of WestPoint Stevens' market-dominating brands will focus on new areas of distribution. To enhance consumer relations, the Company will continue the level of market research that has enabled the home fashions giant to become a proactive interpreter of consumer trends and has provided added value to the Company's retail customers. The Company's intensive consumer research, its Worldwide Web presence and its unique advertising campaigns are considered key factors by WPS and will be a major focus in the future.

7) EXPLORE NEW LICENSING OPPORTUNITIES: The Company will continue exploring new opportunities for licensing arrangements where its consumer research indicates a highly marketable line could exist.

Earlier this month, WestPoint Stevens announced a new expanded licensing agreement with Ralph Lauren Home, a division of Polo Ralph Lauren (NYSE:RL). The renewal portion of the new agreement --- for continued exclusive production of sheets, matching bedding accessories and towels under the Ralph Lauren Home brands --- is effective Jan. 1, 2001. The expanded agreement --- effective July 1, 2001 --- awards WestPoint Stevens production of bed pillows, mattress pads, feather beds, down comforters and blankets, as well as coordinating bedding accessories.

8) IMPROVE CAPITAL STRUCTURE: An ultimate goal in WestPoint Stevens' EIGHT-POINT PROGRAM is the improvement of the Company's financial flexibility that will result from debt reduction.

"Company management is strongly committed to fully implementing our EIGHT-POINT PROGRAM," said Mr. Green. "We feel that the program will be an effective vehicle for moving us ahead and enabling us to operate efficiently in a truly global economy. Our total thrust will be toward enhancing shareholder value."




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WestPoint Stevens Inc. is the nation's leading home fashions consumer products marketing company, with a wide range of bed linens, towels, comforters and accessories marketed under the well-known brand names of GRAND PATRICIAN, PATRICIAN, MARTEX, UTICA, STEVENS, LADY PEPPERELL, LUXOR and VELLUX, and under licensed brands including RALPH LAUREN HOME, SANDERSON, DESIGNERS GUILD, ESPRIT, JOE BOXER and SERTA PERFECT SLEEPER. WestPoint Stevens is also a manufacturer of the MARTHA STEWART bed and bath lines. The Company can be found on the World Wide Web at www.westpointstevens.com.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties, and assumptions concerning the company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

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